Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This SEVERANCE AGREEMENT AND GENERAL RELEASE (“Severance Agreement”) is entered into by and between PSQ Holdings, Inc. (the “Company”) and James Rinn (“Employee”) as of April 30, 2026 (the “Effective Date”).

WHEREAS, Employee has been employed by the Company as Chief Financial Officer pursuant to that certain Employment Agreement dated May 23, 2025 (the (“Employment Agreement”);

WHEREAS, Employee continues to serve as a Director on the Company’s Board of Directors and the Parties confirm nothing in this Severance Agreement is intended to alter Employee’s service on the Board of Directors;

WHEREAS, Employee has resigned his employment with Company effective as of April 30, 2026 (the “Separation Date”), and the Parties wish to fully and finally satisfy and release all rights, responsibilities, and obligations of the Company and Employee under the Employment Agreement; and

WHEREAS, Employee and the Company desire to preserve the goodwill between the parties, and dispose of all claims that Employee may have, or may have had, against the Company;

NOW, THEREFORE, for and in consideration of the above premises and the good and valuable consideration set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

1.

Unless the context plainly requires otherwise, the term “Employee” includes Employee’s agents, attorneys, heirs, successors and assigns; and the term “Company Releasees” includes PSQ Holdings, Inc., together with all of its current and former related entities, subsidiaries, parent companies, predecessor and/or successor entities, and affiliates, including but not limited to PublicSq., Inc., as well as each of their respective current and former owners, directors, officers, employees, parent companies, subsidiaries, related entities, agents, fiduciaries, insured, insurers, excess insurers, reinsurers, and assigns.

2.

In consideration for Employee’s execution of this Severance Agreement, subject to approval of the board and/or compensation committee of the Company, the Company will accelerate vesting of 83,333 Restricted Stock Units of the Company that were previously granted to you under the Company’s 2023 Stock Incentive Plan (the “Accelerated Vesting”) and scheduled to vest on June 1, 2026 to April 30, 2026 (the “Severance Payment”). Notwithstanding the Accelerated Vesting and any language to the contrary in the PSQ Holdings, Inc. Restricted Stock Unit Agreement, Employee’s separation from employment as of the Separation Date shall result in his forfeiture of RSUs granted in consideration of his employment as Chief Financial Officer scheduled to vest on June 1, 2027 and June 1, 2028. Other than the Accelerated Vesting, the Parties do not intend this Agreement to otherwise modify any other contract or agreement, including but not limited to the 2023 Stock Incentive Plan. For the avoidance of doubt, the Parties confirm that the Accelerated Vesting does not include any other RSUs granted to Employee as part of the Employment Agreement, but that nothing in this provision is intended to affect RSUs granted to Employee in his capacity as a Director.

3.

This Severance Agreement shall supersede and extinguish all other agreements between Employee and the Company with respect to Employee's employment with or employment compensation from the Company except for any confidentiality, non-solicitation, or other restrictive covenant agreements which shall remain in full force and effect. For the avoidance of doubt, any unvested restricted stock units other than the Accelerated Vesting and RSUs granted to Employee as a Director, will remain unvested in accordance with the terms of any award agreements to which the Company and Employee are parties as of the Effective Date.

4.

Employee hereby releases, discharges, and acquits forever the Company Releasees from any and all debts, claims, demands, liabilities, assessments, actions or causes of action, whether in law or in equity, whether direct or indirect, whether presently known or unknown, absolute or contingent, arising under any law, rule, regulation, ordinance, agreement, guideline or other standard of conduct of any kind and whatsoever which Employee had, now has, or may have had against any of the Company Releasees from the beginning of time up to the date Employee signs this Severance Agreement.

5.

Without limiting the foregoing release, Employee waives all rights Employee may have had or now has to pursue any and all remedies available under any cause of action whatsoever against the Company Releasees, including without limitation, claims of wrongful discharge, emotional distress, defamation, breach of contract, breach of the covenant of good faith and fair dealing, the Employee Retirement Income Security Act, and any other laws and regulations relating to employment, including any and all employment laws of the states of Florida and Texas. Employee further acknowledges and expressly agrees that Employee is waiving any and all rights Employee may have had or now has to pursue any claim of discrimination, including but not limited to, any claim of discrimination based on sex, age, race, religion, national origin, disability, genetic information, retaliation, or on any other basis, under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sec. 1981, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, the Equal Pay Act of 1963, the Civil Rights Act of 1866, any other analogous law of the states of Florida and Texas, including but not limited to the Florida Civil Rights Act, the Florida Whistleblower Act, the Texas Commission on Human Rights Act, the Texas Payday Law, and all other laws and regulations relating to employment. Employee further acknowledges and covenants that in consideration for the agreements and commitments set forth in Section 2 hereof, Employee has knowingly relinquished, waived and forever released any and all damages and remedies which might otherwise be available to Employee, including without limitation, claims for contract or tort damages of any type, claims for legal or equitable relief under either federal or state statutory and common law, claims for backpay, reinstatement and recovery of attorneys' fees. Employee also admits and acknowledges that Employee has received all wages due under the Fair Labor Standards Act of 1938, as amended, as well as all leave or other benefits authorized by the Family Medical Leave Act of 1993, and expressly agrees that Employee has no claim under these statutes against the Company Releasees.

6.

Employee acknowledges that Employee has not filed or caused to be filed any lawsuit, complaint or charge with respect to any claim this Severance Agreement purports to waive. Employee further acknowledges and covenants not to sue the Company Releasees, or to participate or aid in any way in any suit or proceeding or to execute, seek to impose, collect or recover upon, or otherwise enforce or accept any judgment, decision, award, warrant or attachment upon any claim Employee has purported to waive in this Severance Agreement. Although Employee is not precluded by this Severance Agreement from filing a charge of discrimination with the Equal Employment Opportunity Commission or other state or federal agency, Employee promises never to seek any damages, remedies or other relief for Employee personally (any right to which Employee hereby waives) with respect to any claim this Severance Agreement purports to waive. Employee further agrees to indemnify and hold the Company Releasees harmless as to any amounts awarded to Employee with respect to such claims. For the avoidance of doubt, Employee is also not precluded from reporting securities violations to the U.S. Securities and Exchange Commission (“SEC”), including recovering monetary remuneration in connection with reporting any such violations.

Employee acknowledges that Employee has not assigned or transferred any claim that Employee is purporting to release, nor has Employee attempted to do so.

7.

Employee will be responsible for the payment of any and all local, state and/or federal taxes on consideration Employee receives because Employee signed this Severance Agreement, including but not limited to the Accelerated Vesting. Employee agrees not to make any claim against the Company Releasees or any other person based on how the Company reports consideration provided under this Severance Agreement to tax authorities or if an adverse determination is made as to the tax treatment of any amounts payable under this Severance Agreement.

8.

Employee further agrees that Employee will indemnify and hold the Company Releasees harmless from any loss, cost, damage or expense (including attorneys’ fees) incurred by the Company Releasees arising out of Employee’s breach of this Severance Agreement (such as suing the Company Releasees over a released claim). Employee also understands that Employee’s entitlement to and retention of the severance consideration set forth in Section 2 above is expressly conditioned upon Employee’s fulfillment of the promises herein.

9.

Except as otherwise permitted by the National Labor Relations Act, Employee covenants that Employee has not made and will not make any disclosure of any kind concerning the consideration provided under this Severance Agreement to any person, persons or organization other than as required by a court of law (e.g., by virtue of a validly issued subpoena), or to Employee’s spouse, attorney, accountant or tax advisor. Any disclosure to Employee’s attorney, accountant or tax advisor shall be made only to the extent necessary for their review of this Severance Agreement on Employee’s behalf and to prepare the federal, state or local tax returns or other documents required by law to be filed. If Employee makes a disclosure to Employee’s spouse, attorney, accountant, or tax advisor, Employee agrees that the person(s) to whom disclosure is made will be bound by this nondisclosure provision to the same extent as Employee.

10.

Except as otherwise provided herein, Employee understands that Employee is prohibited from disclosing any of the Company’s confidential information including but not limited to business or strategic plans, financial data, marketing programs, customer information, contracts, products and trade secrets (“Information”) to any person or entity at any time without the prior written consent of the Company. Employee further acknowledges that anything Employee developed, created or assisted in developing or creating in the course of Employee’s employment with the Company belongs exclusively to the Company and Employee retains no ownership rights in it. Notwithstanding the foregoing, Employee understands that nothing in this Agreement limits Employee’s ability to communicate with the SEC or otherwise participate in any investigation or proceeding conducted by the SEC, including providing documents or other information to the SEC. Employee represents that Employee has returned to the Company all equipment, including, but not limited to, computers, computer hardware, electronic equipment, computer information, code, data, content, software, software applications, passwords and copies of any such items or Information that Employee has received, developed or had access to during Employee’s employment. Employee represents that Employee has not retained any such items or Information and has not transferred any items or Information to any other person or entity.

11.

Notwithstanding any provision in this Agreement to the contrary, Employee understands and acknowledges that, in accordance with the Defend Trade Secrets Act of 2016. Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Employee further understands and acknowledges that if Employee files a lawsuit about retaliation by the Company or its related entities or affiliates for reporting a suspected violation of law, Employee may disclose their trade secrets to my attorney and use the trade secret information in the court proceeding if Employee: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

12.

In consideration for the promises and consideration provided by the Company pursuant to this Severance Agreement, Employee agrees to cooperate to the fullest extent possible (a) in the transition of Employee’s position, including being available to answer questions about Employee’s work, and (b) in the investigation, preparation, defense or prosecution of any legal matters involving the Company about which Employee has or may have personal knowledge, including any such matters which may be filed after the termination of Employee’s employment. Additionally, the Parties agree that certain matters in which the Employee has been involved during the Employee’s employment may need the Employee’s cooperation with the Employer in the future. Accordingly, to the extent reasonably requested by the Company, the Employee shall cooperate with the Employer regarding matters arising out of or related to the Employee’s service to the Company, provided that the Company shall make reasonable efforts to minimize disruption of the Employee’s other activities

13.

As a material term of this Agreement, except as permitted by the National Labor Relations Act, the Parties agree that at no time after the Effective Date shall either Party, directly or indirectly, make, publish, broadcast, authorize, ratify, or cause or assist any other person or entity to make, any statement, remark, written communication, or other expression — whether oral, written, or electronic — to any third party, in public or in private, that impugns, attacks, disparages, defames, or is otherwise critical of, or that could reasonably be expected to harm the reputation, business interests, goodwill, or character of the other Party and/or, as to Company, any of its current and former related entities, parent companies, subsidiaries, and affiliates, and together with each of their respective current and former owners, shareholders, directors, officers, managers, employees, agents, attorneys, and representatives. The Parties understand and agrees that this requirement includes, but is not limited to, statements made on all forms of social media platform (i.e., Facebook, Instagram, LinkedIn, Twitter, TikTok, YouTube, LinkedIn, etc.), business/consumer review platforms (i.e., Better Business Bureau, Trustpilot, Google Reviews, etc.), as well as to industry groups, consultants, current and former employees of the Company and/or its subsidiaries, clients of the Company and/or its subsidiaries, and/or vendors of Company and/or its subsidiaries.

The Parties acknowledge that any breach of this provision would cause the other Party irreparable harm for which monetary damages would be an inadequate remedy, and that the other Party shall be entitled to seek injunctive relief, specific performance, and any other legal or equitable remedies available under Florida law, without the requirement of posting a bond.

14.

If any provision of this Severance Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the Court shall enforce all remaining provisions to the extent permitted by law.

15.

Employee hereby acknowledges and understands and the Company agrees that:

(a)	Employee may have at least twenty-one (21) days after receipt of this Severance Agreement within which Employee may review and consider, discuss with an attorney of Employee’s own choosing, and decide to execute or not execute this Severance Agreement;

(b)	Employee has seven (7) days after the execution of this Severance Agreement within which Employee may revoke this Severance Agreement;

(c)	In order to revoke this Severance Agreement, Employee or Employee's attorney must give written notice to the Company by delivering a letter to the Company’s General Counsel, James Giudice, stating that Employee is revoking this Severance Agreement. To effect a revocation, delivery of the letter must be made on or before seven (7) days after the execution of this Severance Agreement. The letter shall be delivered via e-mail (to legal@publicsq.com, for notice purposes only), personal delivery, or federal express, and shall be delivered to James Giudice, General Counsel, PSQ Holdings, Inc., 313 Datura Street, Suite 200, West Palm Beach, FL 33401

(d)	This Severance Agreement shall not become enforceable until after the expiration of seven (7) days following the date that Employee executes this Severance Agreement, and will only become enforceable if Employee does not revoke the Severance Agreement as provided for herein;

(e)	If Employee revokes this Severance Agreement, Employee agrees to return any consideration already provided pursuant to this Severance Agreement; and

16.

Employee represents and warrants that Employee has fully read this Severance Agreement, that Employee understands all the terms and conditions set forth herein, and that Employee is entering into this Severance Agreement voluntarily and without promise or benefit other than as set forth herein. Employee further acknowledges that the waivers Employee has made, the releases Employee has given, and the terms that Employee has agreed to herein are made knowingly, consciously and with full appreciation that Employee is forever foreclosed from pursuing any of the rights so waived and released.

17.

This Severance Agreement has been entered into in Florida and shall be governed by the laws of such state.

18.

Except as is set forth elsewhere in this Agreement, any controversy or claim arising out of, or relating to in any way, this Severance Agreement, or the breach thereof, shall be exclusively resolved through binding arbitration administered by the American Arbitration Association (“AAA”) before an arbitrator located in West Palm Beach, Florida, conducted in accordance with the AAA’s rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Parties further agree that the arbitrator shall have exclusive authority to resolve any dispute arising out of or relating to the interpretation, applicability, enforceability or formation of this Agreement to Arbitrate, any part of it, or of the Severance Agreement, including any claim that all or any part of the Agreement to Arbitrate or the Terms are inapplicable, unenforceable, void, or voidable. The Parties expressly agree that any arbitration shall be conducted solely on an individual basis, and neither Party shall have the right to bring or participate in any class, collective, consolidated, or representative arbitration or action. The Company shall pay all AAA filing, administrative, and arbitrator fees in excess of the amount Employee would have paid had the dispute been filed in a court of competent jurisdiction. The arbitrator shall have no authority to award punitive or exemplary damages except as required by applicable statute.

19.

This Severance Agreement may be modified or amended only in a writing signed by the parties hereto.

20.

No Admission of Liability. Nothing in this Severance Agreement, nor the Company’s payment of any consideration hereunder, shall be construed as an admission by the Company or any Company Releasee of any liability, wrongdoing, or violation of any law, rule, or regulation. The Company expressly denies any such liability, wrongdoing, or violation.

21.

Entire Agreement. This Severance Agreement, together with the surviving agreements described herein, constitutes the entire agreement between the Parties with respect to Employee’s separation from employment, and supersedes all prior and contemporaneous negotiations, representations, warranties, and understandings of the Parties, whether oral or written, relating to the subject matter hereof. Employee acknowledges that Employee has not relied on any representation, promise, or agreement not expressly set forth in this Severance Agreement in entering into it.

22.

Counterparts; Electronic Signatures. This Severance Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. The Parties agree that electronic or digital signatures shall be deemed valid and binding to the same extent as original ink signatures, and that delivery of an executed counterpart by electronic means (including by e-mail in PDF format or electronic signature platform) shall be equally effective as delivery of a manually executed counterpart.

23.

Section 409A. The Parties intend for this Severance Agreement and all payments and benefits provided hereunder to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the regulations and guidance promulgated thereunder, and this Severance Agreement shall be interpreted and administered in a manner consistent with such intent. Notwithstanding the foregoing, the Company makes no representation or warranty and shall have no liability to Employee or any other person if any provision of this Severance Agreement or any payment hereunder is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and fails to comply therewith. To the extent required by Section 409A, if Employee is a “specified employee” (as defined in Section 409A) at the time of Employee’s separation from service, any payments that constitute deferred compensation under Section 409A and that would otherwise be payable within six (6) months following the separation from service shall instead be paid on the first business day following the six-month anniversary of Employee’s separation from service.

IN WITNESS WHEREOF, the undersigned have executed this Severance Agreement on the date written.

/s/ James Rinn
James Rinn

Date: 4/29/2026

PSQ HOLDINGS, INC.

By:	/s/ Dusty Wunderlich
Name:	Dusty Wunderlich
Title:	CEO